Exhibit 4.20
EXECUTION COPY
OMNIBUS AMENDMENT CONSISTING OF
THIRD AMENDMENT
TO
CREDIT AGREEMENT
AND
FIRST AMENDMENT
TO
PLEDGE AGREEMENT
     This FIRST OMNIBUS AMENDMENT CONSISTING OF THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO PLEDGE AGREEMENT (this “Amendment”) is dated as of December 28, 2006 and is entered into by and among Russ Berrie and Company, Inc., in its individual capacity (in such capacity, the “Company”) and as “Loan Party Representative,” Russ Berrie U.S. Gift, Inc., a Delaware corporation (“Russ Gift”), Russ Berrie & Co. (West), Inc. (“Russ West”), Russ Berrie and Company Properties, Inc. (“Russ Properties”), Russplus, Inc. (“Russplus”), and Russ Berrie and Company Investments, Inc. (“Russ Investments”) (Russ Gift, Russ West, Russ Properties, Russplus and Russ Investments are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower” and collectively with the Company, the “Credit Parties”), the financial institutions listed on the signature pages hereto as “Lenders” (and each being a “Lender”), LaSalle Bank National Association (in its individual capacity, “LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and as Issuing Lender under the Credit Agreement referred to below.
RECITALS:
     A. The Credit Parties, the Lenders and the Issuing Lender have entered into that certain Credit Agreement dated as of March 14, 2006 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent, the Lenders and the Issuing Lender have made and may hereafter make certain loans, advances and other financial accommodations to the Borrowers.
     B. As a condition precedent to entering into the Credit Agreement, the Administrative Agent, the Lenders and the Issuing Lender required that the Company enter into that certain Pledge Agreement dated as of March 14, 2006 in favor of the Administrative Agent (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which the Company, among other things, (x) pledged 100% of the issued and outstanding Capital Securities (as defined in the Credit Agreement) of each of the Borrowers of which it is the direct parent to the Administrative Agent as collateral for the Obligations and (y) made certain undertakings with respect to the conduct of its business.
     C. The Credit Parties have requested that the Administrative Agent, the Lenders and the Issuing Lender amend the Credit Agreement and the Pledge Agreement to modify certain terms thereof as set forth herein.

     D. The Administrative Agent, the Lenders and the Issuing Lender are willing to enter into such amendment subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereto hereby agree as follows:
AGREEMENTS:
SECTION 1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.
SECTION 2. AMENDMENTS TO CREDIT AGREEMENT. Subject to the satisfaction of the conditions precedent set forth herein, the Credit Agreement is hereby amended as follows:
2.1 Section 1.1 of the Credit Agreement is hereby amended to add the following definitions thereto in their appropriate alphabetical order:
Average Excess Revolving Loan Availability means, at any time of determination, the average daily Excess Revolving Loan Availability for the calendar quarter most recently ended prior to such time.
2.2 Section 1.1 of the Credit Agreement is hereby further amended to amend and restate the following definitions in their entirety to read as follows:
Applicable Margin means for any day, subject to the provisions of Section 10.1.3, the rate per annum set forth below opposite the level (the “Level”) then in effect; it being understood and agreed that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin,” (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin,” (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

	Average Excess		Base	Non-Use
	Revolving Loan	LIBOR	Rate	Fee	L/C Fee
Level	Availability	Margin	Margin	Rate	Rate

I	Less than $2,500,000	2.75%	0.50%	0.50%	2.75%

II	Greater than or
	equal to $2,500,000
	but less than
	$4,000,000	2.50%	0.25%	0.375%	2.50%

III	Greater than or
	equal to $4,000,000
	but less than to
	$6,500,000	2.25%	0.25%	0.375%	2.25%

IV	Greater than or
	equal to $6,500,000	2.00%	0.00%	0.375%	2.00%
The Applicable Margins shall be determined and adjusted, to the extent applicable, one Business Day after the Loan Party Representative shall have delivered the Administrative Agent a written certification on or after the first day of any calendar quarter (commencing with the calendar quarter commencing on April 1, 2007) containing the calculation of the Average Excess Revolving Loan Availability for the preceding calendar quarter then ending. Prior to the delivery of any such certification with respect to the calendar quarter ending March 31, 2007, the Applicable Margins shall be set at Level II; provided that if the Loan Party Representative shall fail to deliver any such certificate within five Business Days after the end of any calendar quarter (from and after the calendar quarter ending March 31, 2007), the Administrative Agent may, if it elects, adjust the Applicable Margins to the next highest (i.e., more expensive) Level over the then current Level until one Business Day following the delivery of any such certificate, following which the Applicable Margin shall thereafter be determined in accordance with the information set forth in such certificate. In the event the Administrative Agent disputes the calculations or results of any such certificate, the Applicable Margin shall not be adjusted until such dispute is resolved.
Excess Revolving Loan Availability means at any time the difference between the Borrowing Base and Revolving Outstandings, in each case, at such time.
Revolving Loan Availability means the difference between (a) the lesser of (x) the Maximum Revolving Commitment in effect at such time, minus $1,500,000 and (y) the Borrowing Base at such time, minus (b) the sum of the aggregate principal amount of all “Loans,” all “Specified Hedging Obligations” and the “Stated Amount” of all “Letters of Credit” outstanding or requested but not yet funded under (and, in each case, as such terms are defined in) the Canadian Loan Agreement.
2.3 Section 11.3(vi) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
(vi) so long as (x) no Event of Default or Unmatured Event of Default then exists or would result therefrom and (y) immediately after giving effect to such distribution, the Borrowers would have the capacity to borrow not less than an additional $1,500,000 of Revolving Loans in compliance with the terms hereof (as certified in writing by the Loan Party Representative at the time of such intended payment, including the calculations thereof in reasonably sufficient detail), then the Borrowers may pay dividends or make other distributions to the Company in an amount not to exceed (1) the aggregate amount of capital contributions received by the Borrowers from the Company from and after December 28, 2006, the proceeds of which have been applied to the repayment of Revolving Outstandings, minus (2) the aggregate amount of dividends or distributions previously made to the Company pursuant to this clause (vi);
2.4 Section 11.13.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
11.13.1 Excess Revolving Loan Availability. Not permit Excess Revolving Loan Availability at any time to be less than $3,500,000.
2.5 Sections 11.13.2 (Minimum EBITDA) and 11.13.4 (Fixed Charge Coverage Ratio) of the Credit Agreement are each hereby deleted and replaced with “[Reserved],” and all references to such covenants throughout the Credit Agreement shall be deemed of no further force or effect.
SECTION 3. AMENDMENT TO PLEDGE AGREEMENT.
3.1 Subject to the satisfaction of the conditions precedent set forth herein, Section 10(a) of the Pledge Agreement is hereby amended by deleting the word “and” before subclause (x) thereof, inserting a comma at the end of subclause (xi) thereof, and adding the following as a new subclause (xii) thereto:
and (xii) the guaranty of lease obligations for real estate or personal property or the incurrence of any purchase money indebtedness owing from any of its subsidiaries to any landlord, lessor or creditor, as applicable, provided that the aggregate obligations of the Company under any and all such guaranties shall not exceed $2,500,000 at any time outstanding in Fiscal Year 2007, or $3,000,000 at any time outstanding in any Fiscal Year thereafter.

SECTION 4. CONDITIONS; REPRESENTATIONS AND WARRANTIES. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Administrative Agent):
4.1 The Administrative Agent shall have received fully executed copies of this Amendment executed by each of the Credit Parties, the Lenders and the Issuing Lender.
4.2 No Event of Default or Unmatured Event of Default has occurred and is continuing.
4.3 As of the effective date of this Amendment, all representations and warranties of the Credit Parties set forth herein shall be true and correct, and all representations and warranties of the Credit Parties set forth in the Credit Agreement shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) and shall be deemed remade on such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) as to the date to which it relates.
4.4 All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent.
4.5 The Administrative Agent shall have received payment in immediately available funds of a fee (the “Amendment Fee”) in an amount equal to $18,750.
SECTION 5. REAFFIRMATION.
     Each of the Credit Parties hereby expressly reaffirms and assumes all of their obligations and liabilities to the Administrative Agent, the Lenders and the Issuing Lender as set forth in the Credit Agreement, the Pledge Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in the Credit Agreement, the Pledge Agreement and the other Loan Documents, as such obligations and liabilities may be modified by this Amendment, as though the Credit Agreement, the Pledge Agreement and the other Loan Documents were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date. The Credit Parties hereby ratify, confirm and affirm without condition, all liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement, the Pledge Agreement and the other Loan Documents and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by this Amendment, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

SECTION 6. GENERAL PROVISIONS.
6.1 No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement and the Pledge Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects.
6.2 Fees and Costs. In addition to the Amendment Fee, the Credit Parties hereby jointly and severally agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.
6.3 Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws (without regard to the conflicts of law provisions, other than Section 5-1401 of the New York General Obligations Law) of the State of New York.
6.4 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be executed by facsimile and each facsimile signature hereto shall be deemed for all purposes to be an original signatory page.
6.5 References. On or after the effective date hereof, each reference in the Credit Agreement or the Pledge Agreement to this “Agreement,” “hereof,” “herein” or words of like import and all references to the Credit Agreement or the Pledge Agreement in any other agreement, shall in either case unless the context otherwise requires, be deemed to refer to the Credit Agreement or the Pledge Agreement, respectively, as amended hereby.
6.6 Successors. This Amendment shall be binding on and inure to the benefit of each of the Parties hereto and their respective successors and assigns.
6.7 Section Headings. Section headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first written above.

BORROWERS:

RUSS BERRIE U.S. GIFT, INC., a Delaware corporation

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

RUSS BERRIE & CO. (WEST), INC., a California corporation

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

RUSS BERRIE AND COMPANY PROPERTIES, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

RUSSPLUS, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

RUSS BERRIE AND COMPANY INVESTMENTS, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

THE COMPANY:

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation, individually and as Loan Party Representative

By:	/s/ Marc S. Goldfarb

Name:	Marc S. Goldfarb

Title:	Senior Vice President and General Counsel

ADMINISTRATIVE AGENT:

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Peter Walther

Name:	Peter Walther

Title:	Vice President

LENDERS/ISSUING LENDER:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Issuing Lender

By:	/s/ Peter Walther

Name:	Peter Walther

Title:	Vice President